                                                  Exhibit (11)


     OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF PER SHARE EARNINGS

     FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992



Primary:

                                           1994       1993     1992
                                           (In millions of dollars,
                                              except share data)
Net income                               $    159   $    131 $     73
                                         ========   ======== ========
Weighted average number of shares
  outstanding (thousands)                  43,647     42,734   41,973
Weighted average common
  equivalent shares (thousands):
  Deferred awards                              21        264      617
  Stock options using weighted
    average market price                      541        595      423
                                         --------   -------- --------
Primary weighted average number of
  common shares outstanding and
  common equivalent shares (thousands)     44,209     43,593   43,013
                                         ========   ======== ========
Primary per share amount                 $   3.61   $   3.00 $   1.70
                                         ========   ======== ========

Fully Diluted:

Net income                               $    168   $    139 $     82
                                         ========   ======== ========
Weighted average number of shares
  outstanding (thousands)                  43,647     42,734   41,973
Weighted average common
  equivalent shares (thousands):
  Deferred awards                              21        265      617
  Stock options using the higher of
    average market price or market
    price at end of period                    559        613      456
  Shares from assumed conversion
    of debt                                 5,798      5,798    5,798
                                         --------   -------- --------
Fully diluted weighted average
  number of common shares
  outstanding and common
  equivalent shares (thousands)            50,025     49,410   48,844
                                         ========   ======== ========
Fully diluted per share amount           $   3.35   $   2.81 $   1.67
                                         ========   ======== ========